                                                                  EX-99.CODE ETH

The "Code"
----------

The Code of Ethics applies to the principal executive, financial and accounting officers of The Phoenix Companies, Inc. ("PNX"). It constitutes the main part of the Phoenix Code of Conduct, which has applied to all employees of PNX and its subsidiaries for many years. We plan to continue to revise both codes from time to time as needed to keep them viable, relevant and in compliance with all applicable legislative and regulatory requirements.

Commitment to Shareholders
--------------------------

Phoenix is committed to providing shareholder value. One way we do this is by observing the highest standards of legal and ethical conduct in all of our business dealings.

Conflicts of Interest

Phoenix expects every employee, officer and director to maintain the highest moral and ethical standards and to avoid conflicts of interest in conducting business activities. A "conflict of interest" occurs when an individual's private interest interferes, or even appears to interfere, in any way with the interests of the corporation as a whole. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

Employees requested to serve on the Board of Directors of another company by Phoenix owe a fiduciary duty to Phoenix as well as to the company on whose Board of Directors he or she serves. Where conflicts of interest arise between the interests of Phoenix and the other company, the employee should consult Phoenix's General Counsel for guidance. Moreover, no employee requested to serve on the Board of Directors of another company shall accept fees or other compensation for Board service. In the event the company for which an employee serves as a director requires directors to receive fees, any remuneration received by the employee shall be donated to a charitable organization. The Company will offset any tax consequences incurred by the employee.

All conflicts of interest must be disclosed in writing to the Chief Compliance Officer. Employees, officers and directors are required to file a Conflict of Interest Statement annually. Any conflicts of interest that arise following completion of the Conflict of Interest Statement must be promptly reported to the Chief Compliance Officer in writing.

Corporate Opportunities

Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Consequently, employees, officers and directors are prohibited from engaging in the following activities:

..    Taking for themselves personal opportunities that are discovered through the use of corporate property, information or position;

..    Using Company property, information or position for personal gain; and

..    Competing with the Company.

Insider Trading and Personal Trading

Federal securities laws and Company policy prohibit the purchase or sale of securities while in possession of material non-public information and prohibit passing such information on to others. No employee, officer or director may buy or sell Phoenix securities if he or she has material non-public information. This restriction also applies to an employee's spouse, other adults living in the employee's household, and minor children. Employees and their family members also must avoid passing non-public information on to third parties.

Information is "material" if a reasonable investor would probably consider the information important in deciding whether to buy, hold or sell securities of the company to which the information relates.

Officers are subject to certain restrictions under New York Insurance Law governing ownership of Phoenix stock. Officers and their family members are prohibited from purchasing shares of Phoenix stock for a period of two years from the date of demutualization.

All employees with a title of Vice President or higher, plus certain other employees whose positions place them in regular contact with non-public information, are subject to a further restriction as well. These employees may only buy or sell Phoenix securities during "window" periods.

No employee, officer or director may buy or sell securities of another company with the knowledge that those securities are being considered for purchase or sale by Phoenix, any of its subsidiaries or any advisory accounts. In the case of any company in which Phoenix owns 10 percent or more of the outstanding equity, no employee (or family member) may make any personal investment without prior approval from the Law Department.

Certain employees who are involved with the Company's investment adviser and broker-dealer operations may be required to secure preclearance of and/or report all personal securities transactions. In addition, Phoenix reserves the right to require duplicate confirmations, quarterly transaction reports and prior clearance for any personal securities transactions. If you have any question whether your position requires preclearance or reporting, you should contact the compliance officer for your business area (investment adviser or broker-dealer) or the Corporate Compliance Department.

Confidentiality

Employees are required to maintain the confidentiality of information entrusted to them by the Company or its customers. Disclosure of confidential information is restricted to authorized persons or in situations in which disclosure is legally mandated. Confidential information includes all non-public information that may or may not be of use to competitors, or harmful to the Company or its customers if disclosed, including, but not limited to: internal operating procedures; investment strategies; sales data and customer lists; financial plans; projections; and reports. An employee's obligation to protect confidential information continues even after termination of his or her employment.

Protection and Use of Company Property and Assets

Employees are given access to Company property to assist them in effectively carrying out their duties to the Company. Company property should only be used for legitimate purposes. All employees should protect the Company's property and ensure its efficient use. Theft, fraud, carelessness and waste have a direct impact on the Company's profitability.

Examples of Company property include proprietary and non-public information, equipment, facilities, vehicles, funds and other assets. Improper use or abuse of Company property is prohibited. Expenses to be paid for by the Company, via reimbursement or direct payment, are limited to those expenses that are authorized and related to legitimate business activities.

Corporate Disclosures

As a public company, Phoenix is required to publicly disclose certain information on a regular basis. This includes financial information and other material information about The Phoenix Companies, Inc. It is imperative that such information is disseminated in a consistent manner and in accordance with SEC disclosure requirements and Company policy. In order to ensure that information released is accurate and properly disseminated, only certain individuals are authorized to speak on behalf of the Company. Employees are prohibited from speaking with rating agencies, analysts, investors or the press without obtaining prior authorization from the President and Chief Executive Officer. Employees receiving any such inquiries should refer such individuals to the appropriate area for response:

..    Press and News Media - All inquiries must be referred to the Senior Vice
     President, Corporate Communications.

..    Rating Agencies - All inquiries must be referred to the Chief Financial
     Officer.

..    Securities Analysts and Investors - All inquiries must be referred to the
     Vice President, Investor Relations or the Chief Financial Officer.

Employees are prohibited from disclosing any non-public information about the Company's financial performance or commenting on the Company's stock performance.

Accuracy and Retention of Company Records

The integrity of Phoenix's records is vital to the Company's continued success. The altering, falsification or misuse of Company documents is strictly prohibited.

Phoenix's business transactions must be accurately recorded on the Company's books and records in accordance with generally accepted accounting principles, any other required accounting basis and established Company policy. Financial information must fairly represent all relevant information.

The retention and destruction of Company records shall be in accordance with established Company policies and applicable legal and regulatory requirements.

Commitment to Clients
---------------------

Phoenix upholds its commitment to our clients by conducting our business fairly and honestly, and maintaining the highest ethical standards in all dealings with customers.

Safeguarding Customer Assets

Employees have an obligation to safeguard the assets of our customers at all times, and to protect them from all forms of misuse. Misappropriation of funds can include theft, fraud, embezzlement or unauthorized borrowing. Employees must not, under any circumstances, misappropriate funds, property or other assets, or assist another individual in doing so.

Ethical Market Conduct

The Company expects all who are involved in the sales and marketing of its products and services to abide by the following principles:

..    Conduct business according to high standards of honesty and fairness;

..    Provide competent and customer-focused sales and service;

..    Engage in active and fair competition;

..    Provide clear, honest and fair advertising and sales materials;

..    Handle customer complaints and disputes in an appropriate and timely manner; and

..    Monitor sales and service procedures to help ensure compliance with ethical market conduct.

Privacy and Confidential Personal Information

It is the responsibility of every employee to maintain the privacy of confidential personal information. Confidential personal information includes non-public financial and health information obtained from consumers and customers in connection with providing a financial product or service. Specific examples of confidential personal information include information concerning assets, income, businesses, estates, financial plans and health.